Exhibit 99.1

Health Insurance Innovations, Inc. Announces Finance Organization Changes

TAMPA, Fla., March 30, 2015 (GLOBE NEWSWIRE) — Health Insurance Innovations, Inc. (NASDAQ:HIIQ) (“HII” or “Company”), a leading developer, distributor and virtual administrator of affordable, cloud-based individual health insurance plans and ancillary products, announced Finance organization changes including the transition and search for a new Chief Financial Officer and the retirement of its Chief Accounting Officer.

Dirk Montgomery will be resigning as Chief Financial Officer to pursue another opportunity. Mr. Montgomery has agreed to make himself available during April to transition his responsibilities. Michael Hershberger, Senior Vice President of Finance and Business Development, has been named the interim Chief Financial Officer, and in such capacity he will be designated as the Company’s principal financial officer and principal accounting officer, effective March 30, 2015. Mr. Hershberger has worked at HII since 2011 in various senior financial executive roles. The Company has initiated a search for a new Chief Financial Officer.

Joan Rodgers, HII’s Chief Accounting Officer, will be retiring in April. Her responsibilities will be filled internally.

“We greatly appreciate the contributions that both Dirk and Joan made to HII and to the finance and accounting organization, and we look forward to building on the strong foundation that has been established,” said Michael Kosloske, CEO and President of Health Insurance Innovations.

About Health Insurance Innovations, Inc.

Health Insurance Innovations, Inc. (“HII”) develops affordable, high-quality health insurance products through partnerships with best-in-class insurance carriers, distributed through licensed insurance agents as plan configurations customized for the individual consumer. These transactions take place via the industry’s first virtual administrator, an entirely cloud-based proprietary process —Quote-Buy-Print— providing proof-of-coverage to insured in minutes rather than weeks. HII is a data-driven digital business informed by its consumer division.

HII’s consumer division includes HealthPocket.com’s Research & Data business, the largest repository (of any kind) of health insurance information. Additional information about HII can be found at www.hiiquote.com.

CONTACTS:

Susan Noonan
S.A. Noonan Communications, LLC
(212) 966 3650
susan@sanoonan.com